UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
May 3, 2006
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-6820
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
   Memoranda of Agreement
     On May 3, 2006, we entered into separate sale and purchase contracts (each such contract an “MOA” and collectively, the “MOAs”) with affiliates of Metrobulk Holding S.A. (“Metrobulk”), an unaffiliated third party to purchase (the “Acquisition”) three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers (the “Acquisition Fleet”). Each MOA was conditioned, among other things, upon our raising the necessary funds for acquiring the vessels no later than May 10, 2006. On May 10, 2006, we notified Metrobulk that we had satisfied the financing condition with respect to all the MOAs. We will purchase the Acquisition Fleet from affiliates of Metrobulk (each such affiliate of Metrobulk a “Seller,” and collectively, the “Sellers”), for the aggregate cash purchase price of $735 million. The three Panamax vessels were constructed in 2004. Five of the Kamsarmax vessels were built in 2005 or 2006. The nine remaining Kamsarmax vessels are under construction and are expected to be delivered between July 2006 and June 2007.
     With respect to the purchase of the eight secondhand vessels, the relevant sellers are the registered owners of such vessels. In the case of six of the nine newbuilding vessels, the relevant sellers are not in privity with shipbuilder, Tsuneishi Shipbuilding Co., Ltd. of Japan (“Tsuneishi”), and in the case of the remaining three vessels, the relevant sellers are not themselves in direct privity with the shipbuilder but their intermediaries are. The relevant sellers of the newbuildings have executed separate sale and purchase agreements with companies who are, directly or indirectly, the counterparty to Tsuneishi in the relevant shipbuilding contract.
     All the vessels in the Acquisition Fleet are, or upon delivery will be, subject to time charter agreements with Bunge S.A. of Geneva, an affiliate of Bunge Limited, or Bunge, a multinational agribusiness company. Sixteen of the vessels in the Acquisition Fleet are, or at the time of delivery will be, subject to one master time charter with Bunge expiring at the end of 2010, subject to earlier termination if the parties cannot agree on the determination of annual rates within contractually agreed ranges. Fourteen of these sixteen vessels are now subject to the one master time charter, and the two other vessels are currently under separate charters but will become subject to the one master time charter following the termination of their current charters. One of the vessels in the Acquisition Fleet, is subject to a separate time charter with Bunge which expires in August 2009. See the description of the Acquisition in Item 8.01 below which is incorporated by reference into this Item 1.01 in its entirety.
     We expect to finance the acquisition of the fleet with a combination of proceeds from the private placement equity offering described below and debt from the proposed new $735 million revolving credit facility, which also would be used to refinance existing debt, described in Item 8.01 of this Form 8-K.
   Placement Agency Agreement
     On May 8, 2006 the Company, Dahlman, Rose & Company, LLC and Fortis Securities LLC (together, the “Placement Agents”) entered into a placement agency agreement (the “Placement Agency Agreement”). Under the Placement Agency Agreement, the Placement Agents agreed to act as the exclusive placement agents in connection with the private placement equity offering of up to 2,045,542 of the Company’s units (the “Units”) consisting of 2,045,542 shares of 12% Mandatorily Convertible Preferred Stock (the “Preferred Stock”) and up to 8,182,168 Class A Warrants (the “Warrants”) (the offer and sale of the Units is referred to herein as the “Placement”) to purchase an equal number of shares of common stock of the Company (the “Common Stock”). The Units were offered to institutional accredited investors as defined in Sections 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act of 1993, as amended (the “Securities Act”) and certain officers or directors of the Company that are “accredited investors” (as defined in Section 501(a) of Regulation D under the Securities Act) who are generally viewed as highly sophisticated investment professionals accustomed to investments of this nature and to making investment decisions based on information customarily provided in private placement memoranda. The institutional accredited investors were provided a private placement memorandum with respect to the Placement on a confidential basis. We intend to use the net proceeds of the Placement and the exercise of the Warrants, together with a revolving credit facility (as described in Item 8.01 of this Form 8-K) and available funds, to purchase the new vessels in the Acquisition and to pay outstanding amounts under our existing revolving credit facility.
     See the description of the material terms of the Units in Item 3.02 below which is incorporated by reference into this item in its entirety.

     The Placement Agents, collectively in the aggregate, received a commission equal to 4.6% of the gross proceeds received from time to time by the Company in connection with the sale of Units under the private placement (except with respect to Units offered to certain of the Company’s founders and directly to one institution) and will be reimbursed for their out-of-pocket expenses. The Placement Agents have agreed to waive their fee with respect to that institution, resulting in a net discount of approximately 4% to that institutional investor. The Company also paid the Placement Agents a fee of 4.6% of the gross proceeds of the Warrant exercise (other than with respect to Warrants exercised by certain of the Company’s founders and one institutional investor). The Company has agreed to indemnify and hold harmless the Placement Agents from and against certain liabilities in connection with the private placement, including, without limitation, liabilities under the Securities Act. The Placement Agents are licensed securities broker/dealers and are members of NASD, Inc.
   Subscription Agreements
     In connection with the Company’s sale in a private placement of the Units (as defined and described in Item 3.02 below), the Company and the purchasers of the Units (each a “Purchaser” and collectively, the “Purchasers”) entered into various subscription agreements dated May 10, 2006 (the “Subscription Agreements”) setting forth the terms of the purchase and sale of the Units. See the description of the material terms of the Units in Item 3.02 below which is incorporated by reference into this item in its entirety.
     Pursuant to the terms of the Subscription Agreements, the Company agreed to issue and sell to Purchasers, each of whom are either institutional “accredited investors” or accredited investors who are officers and directors of the Company, the Units for a purchase price of $93.75 per Unit (except with respect to one institutional investor, which paid a lesser amount per Unit). In addition, the terms of the Subscription Agreements entitle the respective Purchaser to the benefits and rights conferred upon it by the Registration Rights Agreement (described in this Item 1.01 below). Furthermore, pursuant to the terms of the Subscription Agreements, the Company has agreed, among other things, to call a meeting of the shareholders of its Common Stock prior to December 31, 2006 to consider a proposal to convert the shares of Preferred Stock into Common Stock.
   Warrant Agreement
     On May 11, 2006, the Company and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”) entered into a warrant agreement (the “Warrant Agreement”) in connection with the Company’s issuance of 8,182,168 Class A Warrants (the “Warrants”), each to purchase one share of the Company’s Common Stock, par value $0.01 per share at an exercise price of $8.00, subject to adjustment under certain circumstances to prevent dilution. Pursuant to the terms of the Warrant Agreement, the Warrant Agent will act on behalf of the Company in connection with, among other things, the issuance of the warrant certificates pursuant to the Placement. For so long as Warrants are outstanding, the Warrant Agent will act as agent of the Company with respect to any issuance, transfer, exchange or replacement of warrant certificates issued.
     The Company has agreed to pay the Warrant Agent from time to time compensation for all fees and expenses relating to its services under the Warrant Agreement as the Company and the Warrant Agent may agree from time to time in connection with the execution and administration of the Warrant Agreement. Under the terms of the Warrant Agreement, the Company will indemnify the Warrant Agent for and save it harmless against any losses, liabilities or reasonable expenses arising out of or in connection with the administration of the Warrant Agreement.
     The Warrant Agreement provides that if the holders of our Common Stock approve the conversion of the Preferred Stock into Common Stock, each Warrant will entitle the holder to purchase one common share at an exercise price of $8.00 per share. If the holders of our Common Stock do not approve the conversion by December 31, 2006, we will be required to redeem the Warrants at a cash redemption price of $0.50 per Warrant within 45 days after December 31, 2006.
     In addition, the Warrant Agreement entitles the purchasers of the Warrants to the benefits and rights conferred upon it by the Registration Rights Agreement (described in this Item 1.01 below).

   Registration Rights Agreement
     On May 11, 2006, the Company and the Placement Agents entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is required to use commercially reasonable efforts to:
(1)	file within 60 days after the closing of the Placement a shelf registration statement covering the resale of the Units, including the Preferred Stock and the Warrants, and the Common Stock issuable upon exercise of the Warrants, and the resale of the Common Stock issuable upon the conversion of Preferred Stock and the exercise of the Warrants (the “Shelf Registration Statement”);

(2)	cause the Shelf Registration Statement to be declared effective under the Securities Act within 120 days after the date of the closing of this Placement, subject to extension to 180 days under certain circumstances, and

(3)	keep the Shelf Registration Statement continuously effective for two years or until the date on which all of the Units, the shares of Preferred Stock, Warrants or shares of Common Stock issuable thereunder have been sold pursuant to the Shelf Registration Statement or are no longer restricted securities.
     Furthermore, under the agreement the Company is subject to a liquidated damages clause. Under these provisions, if the Company fails to:
(1)	file with the SEC the Shelf Registration Statement within 60 days after the closing of the Placement;

(2)	have the SEC declare the Shelf Registration Statement effective within 120 days after the date of the closing of the Placement; provided, however, that such period will be extended to 180 days after the closing of the Placement in the event the SEC elects to review and comment on the Shelf Registration Statement and we file with the SEC a letter responding to the initial written comments of the SEC within the earlier of (a) 30 days after the receipt thereby and (b) the date that is 120 days after the closing of the Placement; or

(3)	keep the Shelf Registration Statement continuously effective as required in the registration rights agreement, subject to any suspensions of effectiveness permitted thereby, then in each case above (each such event referred to in clauses (1),(2) and (3) above a “Registration Default”), the Company will be required to pay liquidated damages to each holder of a share of Preferred Stock which shall accrue from the date of the failure to comply with the provisions contained in clauses (1) or (2) above.
     The liquidated damages payable to each holder of Preferred Stock in respect of any share of Preferred Stock will be computed at a rate equal to 0.25% per annum of the $93.75 liquidation amount of the Preferred Stock for the first 60-day period following a Registration Default, and thereafter at a rate equal to 0.50% per annum of the $93.75 liquidation amount of the Preferred Stock, in each case to but excluding the date on which all Registration Defaults have been cured. If the Preferred Stock has been converted into shares of Common Stock, the liquidated damages payable in respect of any share of Common Stock will be computed at a rate per annum equal to the applicable above-referenced calculated rate or rates for the applicable period or periods divided by a number equal to the number of shares of Common Stock issued in the conversion into which each share of Preferred Stock was converted pursuant to the conversion.
Item 3.02. Unregistered Sale of Equity Securities
     On May 11, 2006, the Company sold, in a private placement, 2,045,542 units (the “Units”) consisting of 2,045,542 shares of 12% Mandatorily Convertible Preferred Stock that have a liquidation preference $93.75 per share and 8,182,168 Class A Warrants. The placement closed on May 11, 2006. The Preferred Stock and Warrants will not be separately transferable until the earliest to occur of 180 days after the date of issuance, the effective date of the Registration Statement referred to above under Item 1.01, under the section captioned “Registration Right Agreement” or such earlier date as Dahlman Rose & Co. LLC may determine.
     The Company offered and sold the Preferred Stock and Warrants only to institutional “accredited investors,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act of 1933, as amended (the “Securities Act”), and certain “accredited investors,” as such term is defined in Rule 501(a), who are officers or directors of the Company. The Placement was exempt from the registration requirements of the Securities Act.
     None of the Units sold in the Placement, the shares of Preferred Stock and Warrants, making up the Units, nor the shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants, have been registered under the Securities Act. The Company has agreed to use commercially reasonable efforts to have a registration statement for the resale of the securities sold in the Placement and the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants be declared effective within 120 days after the date of the closing of the Placement, subject to extension to 180 days under certain circumstances.
     The gross proceeds of the sale of the Units will be approximately $191 million to the Company, before fees and expenses. If the Warrants become exercisable and are all exercised, the Company would receive a gross exercise price of approximately $65.46 million, before fees and expenses. The net proceeds from the sale of the Units and the exercise of the Warrants are estimated to be approximately $248.4 million in the aggregate, after deducting the placement agents’ fees but before deducting expenses. The Company intends to use the net proceeds of the Placement and the exercise of the Warrants, together with a proposed revolving credit facility (as described in Item 8.01 of this Form 8-K) and available funds, to purchase the new vessels in the Acquisition and to pay outstanding amounts under our existing revolving credit facility.
Item 3.03. Material Modifications to Rights of Security Holders and
Item 5.03. Amendments To Articles of Incorporation or Bylaws; Change in Fiscal Year.
     In connection with the Placement described in Item 3.02 of this Form 8-K and pursuant to Section 35(5) of the Business Corporation Act of the Republic of the Marshall Islands (the “BCA”), we have amended our Articles of Incorporation by the filing under the BCA of a Statement of Designations setting forth the terms of the 2,045,542 shares of Preferred Stock.
     Each Unit sold in the Placement consists of one share of Preferred Stock and four Warrants. The Preferred Stock is cumulative and has no voting rights, except as provided in the Statement of Designations of the Preferred Stock or by the laws of the Republic of the Marshall Islands. Holders of the Preferred Stock shall generally be entitled to receive cash dividends at the per annum rate of 12% of the liquidation preference of $93.75 per share. Dividends on the Preferred Stock are cumulative and will be payable in cash quarterly on February 28, May 30, August 31 and November 30 of each year, commencing on August 31, 2006 for the initial period beginning on the date of issuance, at an annual rate of 12.0% of the liquidation preference of $93.75 per share of the Preferred Stock, when, as and if declared by the Company’s board of directors out of legally available funds.
     The conversion of the Preferred Stock and the exercisability of the Warrants are subject to approval by the common shareholders. We have undertaken to call by December 31, 2006 a special meeting of the holders of our Common Stock to consider a proposal to approve the conversion. If the shareholders approve the conversion, the Preferred Stock will convert automatically into shares of Common Stock at a conversion rate is 12.5 shares of Common Stock per share of Preferred Stock (subject to adjustment from time to time, the “Conversion Rate”) and each Warrant will entitle holders to purchase a share of Common Stock at $8.00 per share (subject to adjustments under certain circumstances to prevent dilution) at any time within three years from the closing. The Warrants will expire on May 11, 2009. If the holders of Common Stock do not approve the conversion, we will be required to redeem the Warrants at a cash redemption price of $0.50 per Warrant.
     The Statement of Designations governing the Preferred Stock provides that, if the holders of Preferred Stock are not offered value at least equivalent to that received by the holders of Common Stock in certain specified transactions (including certain offers to purchase Common Stock; mergers; share exchanges; consolidations or recapitalizations; and a sale of substantially all the assets), the holders of Preferred Stock will have the right to cause us to repurchase their shares of Preferred Stock at the applicable repurchase price, which is equal to the greater of

(x) $93.75 and (y) the price per share of Common Stock offered or paid, as the case may be, to the holders of our Common Stock multiplied by the then Conversion Rate.
     The description of the Preferred Stock contained in Item 3.02 of this Form 8-K is hereby incorporated by reference in its entirety into this Item 3.03 and Item 5.03.
Item 7.01. Regulation FD Disclosure.
Certain Prospective Financial Information
     In connection with the private placement described in Item 3.02 of this Form 8-K, we prepared a confidential private placement memorandum (the “PPM”) for distribution to potential investors in the Units that had executed non-disclosure agreements. The following section describes certain forward-looking information contained in the PPM relating to our ability to generate sufficient cash flow from operations to pay dividends to the holders of our Preferred Stock and Common Stock for the period ending December 31, 2007.
     We believe we will generate adequate cash flow from operations to enable us, after payment of interest expense, to pay the dividend on the Preferred Stock and dividends of $0.21 per quarter on our Common Stock for the period ending December 31, 2007, assuming the Preferred Stock is converted into Common Stock and the Warrants are exercised. Our belief assumes conversion of the Preferred Stock in 2006, resulting in a weighted average number of 38.7 million shares outstanding in 2006, and the exercise of the Warrants in 2007, resulting in a weighted average number of 49.4 million shares outstanding in 2007. The Preferred Stock will be converted for Common Stock, and the Warrants will become exercisable to purchase Common Stock, only upon the vote of our common shareholders approving the conversion. We cannot assure you whether, or when, the holders of our Common Stock will approve the conversion.
     We also believe that we will generate adequate cash from operations, after payment of interest expense, to enable us to pay the dividend on the Preferred Stock and dividends of $0.21 per quarter on our Common Stock for the period ending December 31, 2007, assuming the Preferred Stock is not converted into Common Stock and the Warrants are not exercised. Our belief assumes an aggregate of 2,045,542 shares of Preferred Stock outstanding until the end of the forecast period, resulting in an aggregate quarterly dividend on the Preferred Stock of $5.8 million, based on an annual dividend rate of 12% of the liquidation preference of $93.75 per share of Preferred Stock. Our belief also assumes an aggregate of 23.8 million shares of Common Stock outstanding until the end of the forecast period, resulting in an aggregate quarterly dividend on our Common Stock of $5.0 million in cash, based on a quarterly dividend of $0.21 per share of Common Stock.
     Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained in the PPM or in this Item 7.01 nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
     The assumptions and estimates underlying the prospective financial information in the PPM and this Item 7.01 are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Risk Factors—Risk Factors Related to the Acquisition.” Accordingly, there can be no assurance that the forward-looking information will not differ materially from our actual operations.
     We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the forward-looking information contained herein to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events. Furthermore, we do not intend to update or revise the forward-looking information contained herein to reflect changes in general economic or industry conditions.
     See “Risk Factors” set forth in Item 8.01 of this Form 8-K and in our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of various factors that could materially affect the Company’s financial condition, results of operations, business, prospects and securities.

Assumptions Underlying Our Beliefs Regarding Dividends
     The following is a discussion of the material assumptions underlying our belief expressed above regarding our ability to pay dividends on our Preferred Stock and Common Stock through December 31, 2007.
   Vessels
     We have assumed our pre-Acquisition fleet of 10 vessels (our “Existing Fleet”) is operational for the entire forecast period.
     Our forecast assumes that the 17 new vessels in the acquisition fleet (the “Acquisition Fleet”) will be delivered on their contractual delivery dates as outlined in Item 8.01 of this Form 8-K under the caption “The Acquisition—Description of Vessels—the Acquisition Fleet.” A delay in the delivery of any of the vessels currently under contract for delivery could materially and adversely affect our forecast, particularly with respect to newbuildings, for which we will bear the risk associated with a delay in delivery. In addition, the delivery of these vessels with substantial defects could have similar consequences.
     We have also assumed that in the forecast periods we will not purchase any more vessels (other than the 17 vessels we have agreed to purchase in the Acquisition), we will not sell any vessels and none of the vessels will suffer a total loss or constructive loss or suffer any reduced hire or increased off-hire time.
   Revenues
     Daily Rates. Daily charter rates are based on contractual rates for those vessels under time charters that provide for fixed daily charter rates. However, most of the vessels in the Acquisition Fleet are under time charters that, beginning in 2007, provide for a range of daily hire rates, with the determination of the applicable rates within the range to be determined annually by negotiations between the parties. In addition, certain of the vessels in our Existing Fleet are under charters that expire prior to the end of the forecast period, and one of these vessels is subject to a rate based on spot market indices. For any time in the forecast period that any of our Panamax and Capesize vessels are not subject to charters at fixed rates, we have assumed they will be chartered during such times at rates equal to the six-year average for the years 2000-2005 of daily hire rates for vessels of the applicable class, as reported in March 2006 by Clarksons Research Services Ltd., an independent source of maritime information.
     Set forth below is a table setting forth the historical average daily hire rates for Panamax and Capesize vessels for each of the years in the six-year period 2000-2005.

	Average Daily Charter Hire Rates
Vessel Class	2000	2001	2002	2003	2004	2005	Six-Year Average
Capesize	$22,194	$14,001	$12,381	$37,837	$64,561	$47,475	$33,075
Panamax	9,766	8,688	7,709	20,150	35,413	24,566	17,715
Source: Clarksons Research Services Ltd.
     Based on these historical averages, we have assumed an average daily hire rate of $17,700 for the Panamax vessels in our Existing Fleet and in the Acquisition Fleet and an average daily hire rate of $33,000 for the Capesize vessels in our Existing Fleet. However, charter rates during the last two years in this six-year period, 2004 in particular, were historically high and raise the average to a level that may not be achieved in the future. Therefore, our actual charter rates may be less than those reflected in this six-year average, possibly by material amounts.
     The Kamsarmax is a relatively new class of vessel, for which limited historical daily charter hire rate data is available. We have assumed an average daily hire rate of $19,700 for the Kamsarmax vessels in the Acquisition Fleet. This assumed rate reflects an assumed $2,000 daily premium over the average daily hire rate for Panamax vessels, which we believe is reasonable in light of the larger size and cargo capacity of the Kamsarmax class. However, the actual premium may be less, possibly by material amounts.
     The low ends of the daily rate ranges for the Panamax and Kamsarmax vessels in the Acquisition Fleet under their governing charters are lower than the rates we have assumed for such vessel classes for purposes of the prospective financial information presented below. If the actual rates for such vessels were set at or near the low ends of the applicable ranges, our revenues from those vessels would be materially less than those forecast.
     The actual daily charter hire rate for vessels not subject to time charters at fixed rates for any time during the forecast period will depend on prevailing market conditions at the time the actual daily charter rates are negotiated, and may be less than those assumed, possibly by material amounts. We cannot assure you that the actual daily charter rates will be as high as the daily rates we have assumed in the forecast. As a result, revenues from such vessels may be less than forecast, possibly by material amounts.
     Set forth below is a table setting forth time charter expiration dates and contractual daily hire rates for each of the 10 vessels in our Existing Fleet.

	Time Charter
	Expiration Date
Vessel in Existing Fleet	(Minimum Period)	Daily Hire Rate		Charterer
Fearless I	March 2008	$25,000		Deiulemar
King Coal	March 2008	$26,300		Energy Shipping
Coal Glory	May 2006(1)	$15,500		Cargill
Coal Age	August 2006	$17,500	(2)	Safety Mgt.
Iron Man	March 2010	$18,500		Seven Mountain
Barbara	June 2006		(3)	Cargill
Coal Pride	February 2007	$14,850		Daeyang
Linda Leah	June 2008	$25,000		Fratelli D’Amato
Iron Beauty	April 2010	$36,500		STX Panocean
Kirmar	February 2007	$26,250		Swissmarine

(1)	This vessel is not expected to be redelivered until June 2006, and no replacement charter has been entered into as of the date of this Confidential Private Placement Memorandum.

(2)	On March 26, 2006 the daily hire rate for the Coal Age changed from $25,500 to $17,500.

(3)	Time charter rate based on Baltic Exchange average in the spot market.
     Please see the section of Item 8.01 of this Form 8-K titled “The Acquisition—Time Charters” for a chart setting forth the ranges of applicable daily hire rates for each of the 17 vessels in the Acquisition Fleet.
     Operating Days. Our forecast assumes that our new vessels in the Acquisition Fleet will be delivered on or about their earliest contractual delivery dates within the applicable specified ranges of contractual delivery dates. Under the terms of the MOAs for the secondhand vessels in the Acquisition Fleet, the Seller will be required to pay us the charter hire it receives on the given secondhand vessel, net of the vessel operating expenses for such vessel, for the period following the earliest contractual delivery date until such vessel is actually delivered. However, under the terms of the MOAs for the newbuilding vessels in the Acquisition Fleet, we will bear the risk of lost operating days associated with a delay in delivery. If one or more of the newbuilding vessels were delivered after its earliest contractual delivery date, the number of operating days would be reduced, adversely affecting our revenues, possibly by material amounts. See the section of Item 8.01 of this Form 8-K titled “Risk Factors—Delays in deliveries of newbuildings to be purchased in the Acquisition could materially and adversely affect our operating results.” In any event, based on the range of contractual delivery dates, one of the new Kamsarmax vessels may not be, and three other Kamsarmax vessels will not be, operational for the entire year in 2007, because they either may or will be delivered in 2007 after the beginning of the year.
     Certain of the vessels in our Existing Fleet are under time charters that expire prior to the end of the forecast period, and in such cases we have assumed that such vessels will thereupon be rechartered for the remainder of the forecast period. If we are unable to recharter such vessels on a timely basis, or at all, the number of operating days would be reduced, adversely affecting our revenues, possibly by material amounts.
     Our forecast assumptions otherwise are based on 360 operating days per calendar year of expected operations, less any additional off-hire days related to expected drydocking. Among other things, the amount of actual number of off-hire days depends upon the time a vessel spends in drydocking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.
     We expect to drydock our vessels once every 30 to 60 months. The process of recertification requires us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our operating days and related earnings during the forecast period by an estimated 20 days per drydocked vessel. We have assumed additional off-hire days related to drydocking our vessels during the forecast period that are consistent with the anticipated frequency and number of off-hire days for drydocking vessels. We have assumed that only certain vessels in our Existing Fleet will be drydocked during the forecast period, because the vessels in the Acquisition Fleet are either relatively new or still under construction, and are not expected to require drydocking until after the forecast period.
     We expect off-hire time for drydocking to increase substantially in the years following the forecast period, particularly with respect to vessels in the Acquisition Fleet, as these vessel age. However, because we expect an increase in off-hire days due to drydocking after the forecast period, revenues from vessels drydocked after the forecast period may be less than from those vessels during the forecast period, possibly by material amounts.
   Time Charter Charges to Revenues
     One of our existing vessels, Iron Beauty, was acquired with an existing time charter at an above the market rate. We deduct the fair value of the time charter from the purchase price of the vessel and allocate it to a deferred asset which is amortized over the remaining period of the time charter as a reduction to hire revenue. In 2005, we recorded $0.4 million of time charter amortization charges related to the Iron Beauty. We assume we will incur time charter amortization expenses related to the Iron Beauty of $2.1 million in each of the forecast years 2006 and 2007. If we acquire additional vessels in the future that have above-market time charters attached to them, our time charter value amortization expense is likely to increase.
     Additionally, in the Acquisition, the purchase price of $735 million includes the fair market value of the time charters associated with the acquired vessels. Based on preliminary calculations, we estimate that this time charter value is approximately $50 million. We estimated this fair value by assuming a time charter length of approximately four and one-half years and applying an estimated discount rate that approximates our weighted average cost of capital. We estimate the amortization of the time charters to be $5.3 million and $14.1 million for the forecast years 2006 and 2007, respectively.
     When vessels are acquired with time charters attached and the charter hire on such charters is above market, we allocate the total purchase price of the vessel between the vessel and a deferred asset equal in amount to the present value of the charter. This present value is computed as the difference between the contractual amount to be received over the term of the time charter and management’s estimates of the fair value of the time charter at the time of acquisition. The discount rate reflects the risks associated with the acquired time charter. The deferred time charter premium is amortized over the remaining period of the time charter as a reduction to hire revenue.
   Vessel Operating Expenses
     We are responsible for the payment of all vessel operating expenses. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses will increase with the enlargement of our fleet. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.
     We have assumed that these expenses on an average per vessel basis will be less than has been historically the case, in part because the vessels we acquire in the Acquisition will be either newbuildings or relatively new vessels that we believe will require lower levels of maintenance than the older vessels in our Existing Fleet and in part because we believe that with a substantially larger fleet we will be able to capitalize on economies of scale and enhance our purchasing power for third party services. However, if these assumptions are incorrect or overstate savings in maintenance or economies of scale, our expenses would be greater than those reflecting in the forecast periods, possibly by material amounts.

     In 2005, we incurred $6.8 million of vessel operating expenses. We assume we will incur vessel operating expenses of $18.6 million and $34.4 million in the forecast years 2006 and 2007, respectively. The increase in forecast vessel operating expenses is primarily attributable to the increase in our fleet in the Acquisition and adjustments for inflation at an assumed inflation rate of 3%. Our vessels, labor and related costs are forecast based upon estimated employee headcount and contractual unionized wage rates. Insurance costs are estimated based upon anticipated premiums.
   Capital Expenditures
     We expect capital expenditures other than the purchase price of the vessels in the Acquisition Fleet to consist primarily of drydocking expenses. We expect drydocking expenses to increase substantially in the years following the forecast period, particularly with respect to vessels in the Acquisition Fleet.
   Depreciation and Amortization
     Depreciation for the vessels in the Existing Fleet continues through the forecast period and is based upon its historical cost to us. Depreciation for vessels to be acquired in the Acquisition is based on each vessel’s respective contracted purchase price and begins upon vessel delivery. Depreciation is calculated using the straight-line method and an estimated useful life of 25 years for each vessel.
     In 2005, we had depreciation and amortization expenses of $11.6 million. We assume we will incur depreciation and amortization expenses of $31.7 million and $52.1 million in 2006 and 2007, respectively. The increase in depreciation and amortization expenses is primarily attributable to growth of our fleet as we take delivery of vessels in the Acquisition. These amounts include the amortization of drydocking expenses. In 2005, we recorded amortization charges relating to drydocking of $0.3 million. We assume we will incur $1.0 million and $2.3 million of amortization expenses relating to drydocking for the forecast years 2006 and 2007, respectively.
   General and Administrative Expenses
     In 2005, we incurred $5.3 million of general and administrative expenses. Part of this amount relates to the cost of being a public company, and includes board of director costs, executive compensation, director and officer insurance, investor relations, registrar and transfer agent fees and increased legal and accounting costs related to our compliance with the Sarbanes-Oxley Act of 2002. We assume we will incur general and administrative expenses of $10.0 million and $10.2 million in the forecast years 2006 and 2007, respectively. We expect that these expenses will grow in the aggregate primarily because we will be required to expand our commercial and technical management staff in order to accommodate the new vessels we will acquire in the Acquisition.
     We have included in the forecast non-cash expenses associated with our equity compensation plans of $1.8 million for each forecast year 2006 and 2007, respectively.
   Interest Expense, Other Financing Fees and Expenses and Interest Income
     The forecast assumes that we will draw down debt under our proposed new revolving credit facility to finance a portion of the purchase price of the additional 17 vessels as they are delivered and refinance indebtedness under our existing revolving credit facility. Our proposed new revolving credit facility will require that we pay interest of LIBOR plus a specified margin. Please read the description of our proposed new revolving credit facility in the section captioned “The Acquisition—Proposed New Revolving Credit Facility” set forth in Item 8.01 of this Form 8-K. We expect to enter into interest rate swap agreements to fix a portion of this floating debt. Our forecast assumes the interest rate swaps will be effective hedges for accounting purposes for the periods presented. For purposes of calculating forecast interest expense, we have assumed an interest rate of 6.1% for the forecast periods presented. If the applicable rate were higher, our interest expense would increase, possibly by material amounts.
     The following table demonstrates how a 10 basis point (0.10%) change in the applicable interest rate would affect our interest expense for each of the forecast periods:

Effect of a 10 Basis Point (0.10%) Change in Interest Rate

	Forecast Year Ended December 31,
	2006	2007
	(in thousands)
Increase in interest expense	$337	$667
     Under our $735 million proposed new credit facility, we will be required to pay, among other fees, an annual commitment fee on the undrawn portion of the facility. We expect to record other financing fees and expenses of $0.4 million and $0.5 million in the forecast years 2006 and 2007, respectively. The amount for 2006 includes the write-off in the amount of $1.9 million of deferred financing fees associated with our existing revolving credit facility on the assumption that such facility is terminated; however, as of the date hereof, no final decision has been made regarding the termination of such facility.
     For all forecast periods, we have assumed that we will earn interest income at an assumed annual rate of 5.2% on our cash and cash equivalents balances.
     There are numerous risks that could result in our generating lower revenue or higher expenses than those forecast. Please read the assumptions above as well as “Risk Factors” set forth in Item 8.01 of this Form 8-K and in the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. The only factors which could result in higher revenue generated are if we are able to successfully implement further growth in our fleet during the forecast period or if charter rates are higher than estimated on vessels not subject to time charters at fixed rates during the entire forecast period. We can provide no assurance that either of these factors will occur.
Item 8.01. Other Events.
THE ACQUISITION
General
     On May 3, 2006, we entered into separate sale and purchase contracts (each such contract an “MOA” and collectively, the “MOAs”) with affiliates of Metrobulk Holding S.A. (“Metrobulk”), an unaffiliated third party, to purchase (the “Acquisition”) three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers (the “Acquisition Fleet”), subject in all cases to financing conditions, which we satisfied on May 10, 2006. We will purchase the Acquisition Fleet from affiliates of Metrobulk (each such affiliate of Metrobulk a “Seller,” and collectively, the “Sellers”), for the aggregate cash purchase price of $735 million. When delivered, these vessels will have an aggregate cargo-carrying capacity of approximately 1,380,789 dwt. The three Panamax vessels were constructed in 2004. Five of the Kamsarmax vessels were built in 2005 or 2006. The nine remaining Kamsarmax vessels are under construction and are expected to be delivered between July 2006 and June 2007. Upon delivery of all the vessels we will acquire in the Acquisition, we believe our fleet will be one of the largest in cargo-carrying capacity and one of the youngest in age of any now existing drybulk shipping company publicly traded in the U.S., based on their filings with the SEC. Assuming delivery of these vessels to us on the currently anticipated schedule, our fleet would have a combined cargo-carrying capacity of 2,296,861 dwt and a dwt weighted average age of 4.0 years in June 2007.
     With respect to the purchase of the eight secondhand vessels, the relevant Sellers are the registered owners of such vessels. In the case of six of the nine newbuilding vessels, the relevant Sellers are not in privity with such shipbuilder, Tsuneishi Shipbuilding Co., Ltd. of Japan (“Tsuneishi”), and in the case of the remaining three vessels, the relevant Sellers are not themselves in direct privity with the shipbuilder but their intermediaries are. The relevant Sellers of the newbuildings have executed separate sale and purchase agreements with companies who are, directly or indirectly, the counterparty to Tsuneishi in the relevant shipbuilding contract.
     All of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to time charter agreements with Bunge S.A. of Geneva, an affiliate of Bunge Limited, or Bunge, a multinational agribusiness company. Sixteen of the vessels in the Acquisition Fleet are, or at the time of delivery will be, subject to one master time charter with Bunge expiring at the end of 2010, subject to earlier termination if the parties cannot agree on the determination of annual rates within contractually agreed ranges. Fourteen of these sixteen vessels are now subject to the one master time charter, and the two other vessels (Bulk Two and Bulk Four) are currently under separate charters but will become subject to the one master time charter following the termination of their current charters. One of the vessels in the Acquisition Fleet, Bulk Three, is subject to a separate time charter with Bunge which expires in August 2009.
     We have agreed to pay Fortis Bank N.V./S.A. a fee of $5.0 million in connection with the arrangement of the Acquisition. The fee will be payable in eight equal installments of $625,000, each such installment to be due and payable on the delivery of each of the eight secondhand vessels to be acquired in the Acquisition.
Description of Vessels
   The Acquisition Fleet
     The following table lists each of the vessels in the Acquisition Fleet that we have agreed to purchase along with each vessel’s name, approximate size, delivery date and charter term.

Vessel	Type	Dwt	Delivery Date Range	Built	Charter Expiration
Bulk One	Panamax	76,466	9/1/06-10/31/06	04/04	12/31/10
Bulk Two	Panamax	76,429	9/1/06-1/10/07	06/04	12/31/10
Bulk Three	Panamax	76,417	9/1/06-10/31/06	08/04	8/31/09
Bulk Four	Kamsarmax	82,769	9/1/06-10/31/06	02/05	12/31/10
Bulk Five	Kamsarmax	82,209	9/1/06-10/31/06	01/06	12/31/10
Bulk Six	Kamsarmax	82,224	9/1/06-10/31/06	01/06	12/31/10
Bulk Seven	Kamsarmax	82,209	7/20/06-8/31/06	03/06	12/31/10
Bulk Eight	Kamsarmax	82,266	7/20/06-8/31/06	03/06	12/31/10
Kamsarmax H.1373	Kamsarmax	82,000	7/20/06-8/31/06	07/06	12/31/10
Kamsarmax H.1374	Kamsarmax	82,000	8/11/06-10/10/06	07/06	12/31/10
Kamsarmax H.1375	Kamsarmax	82,000	10/16/06-1/15/07	09/06	12/31/10
Kamsarmax H.1394	Kamsarmax	82,300	11/20/06-1/20/07	12/06	12/31/10
Kamsarmax H.1395	Kamsarmax	82,300	1/10/07-3/10/07	01/07	12/31/10
Kamsarmax H.1357	Kamsarmax	82,300	12/31/06	12/06	12/31/10
Kamsarmax H.1358	Kamsarmax	82,300	12/31/06	12/06	12/31/10
Kamsarmax H.1396	Kamsarmax	82,300	3/1/07-5/1/07	03/07	12/31/10
Kamsarmax H.1359	Kamsarmax	82,300	6/30/07	06/07	12/31/10

Total		1,380,789

     The contractual delivery dates for three of the newbuildings, Kamsarmax H. 1357, Kamsarmax H. 1358 and Kamsarmax H. 1359, are set forth in the applicable shipbuilding contracts but not the applicable MOAs. The contractual delivery dates for the other vessels are as set forth in the applicable MOAs.
     The MOAs are also conditioned on the execution of an acceptable novation agreement transferring the applicable charters to us. Bunge has indicated that it will consent to the novation of the applicable charters in our favor.
   Vessels Under Construction
     Nine of the vessels in the Acquisition Fleet, Kamsarmax H.1373, Kamsarmax H.1374, Kamsarmax H.1375, Kamsarmax H.1394, Kamsarmax H.1395, Kamsarmax H.1357, Kamsarmax H.1358, Kamsarmax H.1396 and Kamsarmax H.1359, are currently under construction at Tsuneishi.
   Secondhand Vessels
     Eight of the vessels in the Acquisition Fleet, Bulk One, Bulk Two, Bulk Three, Bulk Four, Bulk Five, Bulk Six, Bulk Seven and Bulk Eight, are vessels built between April 2004 and March 2006.
   Warranties
     Four of the secondhand vessels still enjoy the benefit of a builder’s warranty of quality. These four secondhand vessels, as well as all of the newbuilding vessels, will be delivered together with an assignment of any such warranties. Where Tsuneishi’s consent is required to assign warranties relating to a newbuilding vessel, the failure to provide an assignment precisely in the form acceptable to us, due to disagreement, will not constitute a reason for the relevant MOA to be cancelled. If Tsuneishi does not consent to the assignment of the warranty of quality with respect to a particular vessel, the relevant Seller of such vessel will undertake to act as our agent in raising, handling and closing any claims that we may want to raise under the relevant warranty. The relevant Seller will not, however, be liable to satisfy a claim if there is a failure to recover amounts due from Tsuneishi, but the relevant Seller will, on our request, commence legal proceedings against Tsuneishi in connection with any disputed or non-recoverable claim made under the warranty.
   Vessel Specifications
     All of the vessels in the Acquisition Fleet are oceangoing drybulk carriers. Three of the vessels in the Acquisition Fleet are Panamax vessels and fourteen are Kamsarmax vessels.
   Classification
     All of the newbuilding vessels are being designed, constructed, inspected and tested in accordance with the rules and regulations of Nippon Kaiji Kyokai. Under the terms of the MOAs, all secondhand vessels are to be delivered with the classification they had prior to the Acquisition, with all relevant classification, trading and other certificates valid and unextended for 6 months from their respective delivery dates and with all continuous surveys/cycles up to date and valid.
Time Charters
     Sixteen of the vessels in the Acquisition Fleet are, or upon delivery will be, subject to a Charter Party and Block Agreement, as amended (the “Master Charter”), which is a single master charter pertaining to all 16 vessels, dated November 21, 2005, between Metrostar Management Corp., an affiliate of Metrobulk (“Metrostar Management”), as managing owners, and Bunge S.A. of Geneva. Fourteen of these sixteen vessels are now subject to the Master Charter, and the two other vessels (Bulk Two and Bulk Four) are currently under separate charters but will become subject to the Master Charter following the termination of their current charters. The remaining vessel in the Acquisition Fleet, Bulk Three, is subject to a separate time charter dated January 23, 2004 with Bunge (the “Bulk Three Charter”). Bunge has indicated that it will consent to the novation of the applicable charters in our favor.
   Master Charter
     The time charter period for each of the 16 vessels subject to the Master Charter is from the date of its respective delivery or redelivery, as the case may be, to the maximum term of December 31, 2010. The Master Charter generally provides that daily hire rates are to be agreed no later than November 5th of each year within a specified range of floor and ceiling levels and such daily hire rates shall apply for the following calendar year. This mechanism does not apply to daily hire rates in 2006 for vessels delivered in 2006, except with respect to Bulk Two, which may be delivered between September 2006 and January 2007 and will earn the 2007 negotiated rate from the time of its delivery until the end of 2007. The Master Charter specifies certain daily hire rate for all other 2006-delivered vessels for the remainder of 2006. The weighted average of the 2006 rates, net of brokerage commissions of 5%, is 20,379, assuming Bulk Two is delivered in 2006 and earns the 2007 floor rate for the remainder of 2006. We arrived at the weighted average based on the number of hire days for each vessel within the period.
     The following table summarizes the weighted average floor and ceiling hire rates applicable to the sixteen vessels that will be subject to the Master Charter from 2007 to 2010, as well as to Bulk Two for the balance of 2006. Time charter rates are presented net of brokerage commissions. Brokerage commissions for each vessel are equal to 5%.

	2007	2008	2009	2010

Average floor rate	$16,350	$6,269	$14,400	$14,460

Average ceiling rate	$26,851	$26,719	$23,206	$23,343

     The Master Charter provides that the pricing for 2007, 2008, 2009 and 2010 are to be agreed within specified lower floor and upper ceiling levels that are shown as weighted averages in the table above. We arrived at the weighted average based on the number of hire days for each vessel within the period. The Master Charter also provides that both parties are to mutually cooperate to reach agreement with respect to daily charter hire rates based on market rates within the agreed rate structure. We believe that this rate structure limits our exposure to market declines in hire rates below the applicable lower floor level, although its upper ceiling levels limit our right following delivery of the vessels to take advantage of market increases in hire rates. The Master Charter also provides that, in the event the parties are unable to reach agreement in respect of daily hire rates for the following year, the Master Charter will be automatically terminated. We believe that this provision requires any such agreement to be within the agreed rate structure, although the provision does not expressly so state. In addition, Bunge is permitted to terminate the Master Charter as to a particular vessel if that vessel is off hire for more than twenty days in a year (excluding drydocking time required to remain in class).
     The Master Charter provides that, although we may not market the vessels under the Charter Agreement prior to their delivery, should we receive any attractive proposal from other similar first class charterers for a long-term time charter, we shall approach Bunge to discuss such proposal and offer Bunge the right of first refusal to match such proposal. Bunge is not obligated to match any such proposal, and if it chooses not to do so, the applicable vessel will be removed from the Master Charter.
   Bulk Three Charter
     The Bulk Three Charter extends from August 2004 for 59 to 61 months, plus or minus 15 days at Bunge’s option. The Bulk Three Charter provides for a daily hire rate of $20,000 minus a brokerage commission of 1.25% and a commission of 3.75% payable to Bunge.
Terms of Acquisition
   Delivery
     We will take delivery of each vessel under construction at a Tsuneishi shipyard upon its completion, except with respect to Kamsarmax H.1373, which will first be delivered to the relevant Seller and named Bulk Nine after which time we will take delivery at a time and place specified in the terms of the relevant MOA. We will take delivery of each of the secondhand vessels within a range of dates specified in the relevant MOAs. The range of the scheduled delivery dates for each of the 17 drybulk carriers in the Acquisition Fleet is set out in a table under the heading “Description of Vessels—The Acquisition Fleet.” We will generally have the right to cancel an MOA with respect to a given vessel, including newbuildings, if the vessel is not delivered by a specified date.
     Each secondhand vessel shall be tendered for delivery only after an underwater inspection of such secondhand vessel by a class surveyor appointed by us has taken place at the port of delivery. The place of delivery for each secondhand vessel will be worldwide within institute trading limits, alongside a safe berth at a safe port or safe anchorage, outside any war zones or blacklisted countries.
     The terms of the MOAs require all the vessels to be delivered free of mortgages, debts, claims, liens, charters (except the relevant charters) and any other encumbrances whatsoever.
   Purchase Price
     Generally, the purchase price is fixed and not subject to change except in certain circumstances. In the case of a newbuilding, for example, the price may be reduced due to the vessel not achieving certain performance targets or because of missing the agreed delivery date by a set number of days. In those cases, any price reduction received by the relevant Seller will be passed on to us either as a reduction of the purchase price payable under that MOA or, at our option, as a lump sum payment to be made by the relevant Seller to us on delivery. Any adjustments to the price are made on delivery of the newbuilding vessels and in accordance with the terms of the relevant contract. The purchase price will be adjusted for the delayed delivery of a vessel or for a deficiency in the speed, fuel consumption, deadweight or capacity in the constructed vessel.
     Under the terms of the shipbuilding contracts with Tsuneishi, the original purchaser of each vessel is required to make installment payments periodically during the construction of the newbuilding. We are only required, though, to pay a deposit to the relevant Sellers representing 10% of the purchase price of the applicable vessel regardless of how many installment payments the original purchaser of each vessel has made with respect to a particular newbuilding.
     The aggregate deposit for the purchase price of the entire Acquisition Fleet is $73.5 million, representing 10% of the aggregate purchase price of $735 million. This deposit is payable on the later of May 15, 2006 or the date three days after the date the MOAs are executed. We will pay the balance of the purchase price of each vessel upon the delivery of that vessel.
   Delivery Delays
     As described above, the MOAs for the secondhand vessels specify a range of delivery dates for those vessels. Under those MOAs, each Seller will be required to pay us the charter hire it receives on the given vessel, net of the vessel operating expenses for such vessel (including the Seller’s financing expenses associated with such vessel), for the period starting on a set date until such vessel is actually delivered.
   Cancellation of Contract
     Each of the shipbuilding contracts allows the relevant Seller, or an intermediary party between the relevant Seller and the shipbuilder, to cancel the contract in certain circumstances. For instance, if the delay in delivery is excessive, the relevant Seller may exercise its cancellation right. Under the terms of the MOAs, the relevant Seller may terminate a contract only with our consent or upon our request. If the relevant Seller has the right to terminate a contract and refuses to do so after we have so requested, we are entitled to terminate the MOA with respect to that vessel.
     There are also certain circumstances in which Tsuneishi may cancel a contract. For instance, if the relevant Seller defaults in payment of an installment of the purchase price or if the relevant Seller fails to take delivery of a vessel that has been built in accordance with the terms of a shipbuilding contract, Tsuneishi may exercise its cancellation right. If Tsuneishi elects to cancel a contract, our obligation to purchase such vessel will be cancelled.

   Involvement in Construction
     Under our MOAs for the newbuildings, we are entitled to have one representative at the shipyard where a newbuilding is under construction to act as an observer together with the relevant Seller’s representative in supervising the construction of each vessel and in connection with modifications to the specifications, approval of plans and drawings, attendance to tests, inspections and trials and any other matters for which such Seller’s representative is authorized. The Seller’s representative will be involved in the testing and inspection of the vessel in order to ensure that construction is performed in accordance with the terms of the contract and will pass on all of our observations to the relevant Seller, who will be obliged to communicate such observations to Tsuneishi as if they were the Seller’s observations. If we are not permitted by the Builder to appoint an observer to the Seller’s supervising team, then we may not be in a position to ensure that the vessel has been properly constructed in accordance with the relevant specifications.
Proposed New Revolving Credit Facility
     General. On May 10, 2006, the Company signed a mandate letter and a letter of summary terms and conditions (together, the “Commitment Letter”) for the establishment of an 8.25-year $735 million senior revolving credit facility (the “Credit Facility”) with Fortis Bank N.V. / S.A. Athens Branch (“Fortis”) , who will serve as the facility agent. The Commitment Letter is conditioned upon, among other things, the execution of definitive documentation (“Facility Documentation”) relating to the Credit Facility on or before June 30, 2006. We intend to use the net proceeds of the Credit Facility, together with Placement and the exercise of the Warrants (as described in Item 1.01 and Item 3.02 of this Form 8-K) and available funds, to purchase the new vessels in the Acquisition and to pay outstanding amounts under our existing revolving credit facility.
     Loans under the proposed new revolving credit facility may be used to finance part of the acquisition cost of the newbuildings and secondhand vessels in the Acquisition and to refinance debt outstanding under our existing revolving credit facility that we incurred to finance or refinance ship purchases.
     Fees. We will be required to pay an arrangement fee and an underwriting fee upon execution of the facility agreement. We will be required to pay an annual commitment fee on the undrawn portion of the facility and an annual agency fee.
     Interest. We expect interest on amounts drawn will be payable at a rate equal to (x) a margin of 0.85% per annum until December 31, 2010 and 1.10% thereafter over (y) LIBOR for interest periods of 1, 3, 6, 9 or 12 months or, if agreed by the agent, such longer periods as the agent may agree.
     We will be permitted to enter into hedging arrangements with respect to the amount outstanding under the proposed new revolving credit facility.
     Term. We expect the proposed new revolving credit facility to have a term of 8.25 years from its execution but in any event will expire not later than September 30, 2014. Principal outstanding will be amortizable in 32 quarterly installments beginning on a date four months from the delivery of the newbuilding vessel “Bulk Eleven” but in no event later than December 31, 2006. We expect installment 1 will be in the amount of $10.0 million, installments 2 through 5 will be in the amount of $11.75 million each, installments 6-17 will be in the amount of $13.25 million each and installments 18-32 will be in the amount of $15.0 million each. The balance of $294.0 million will be paid in one lump sum not later than the final maturity date.
     Facility Limit. We expect we will be permitted to borrow up to a maximum of $735 million, but in any event not more than 75% of the fair market value of the collateral vessels.
     Prepayments. We expect we may voluntarily prepay indebtedness under the secured revolving credit facility at any time, without premium, in minimum principal amounts of $1.0 million and in multiples thereof.
     We will be required permanently to reduce the maximum available committed amount upon sale, total loss or other disposition of any collateral vessel, in an amount equal to (x) the then maximum available committed amount, multiplied by (y) a fraction, the numerator of which is the appraised value of such collateral vessel and the denominator of which is the aggregate of the appraised values of all collateral vessels, and upon a violation of the collateral maintenance test (as described below), in an amount sufficient to cure any such violation.
     We also will be required permanently to reduce the maximum available committed amount in case the acquisition of any of the new vessels is not concluded by July 31, 2007, in an amount equal to (x) the then maximum available committed amount, multiplied by (y) a fraction, the numerator of which is the acquisition coast of such new vessel and the denominator of which is the aggregate of acquisition costs of all collateral vessels.
     Security. We expect our obligations under the proposed new revolving credit facility will be secured by a first priority cross-collateralized security interest in each of the vessels in our Existing Fleet and the Acquisition Fleet, and a first priority security interest in all earnings and insurances related to such vessels. We expect all charter revenues and proceeds will be required to be deposited first in operating and retention accounts maintained with the security trustee and subject to first priority pledges. In addition, each of our subsidiaries will be co-borrowers under the proposed new revolving credit facility. We may grant additional security from time to time in the future.
     Conditions. We expect our ability to borrow amounts under the proposed new revolving credit facility will be subject to the usual and customary for a transaction of this type, including but not limited to:
•	Satisfactory valuations of the collateral vessels by two independent sale and purchase brokers appointed by the Agent.

•	On or before the signing of the Facility Agreement, Quintana Maritime shall have raised not less than $137 million through the issuance of the new equity securities.

•	On or before the drawdown related to the last six of the new vessels, Quintana Maritime shall have raised not less than $70 million through the issuance of the new equity securities.
     Financial Covenants. We expect the proposed new revolving credit facility will contain financial covenants requiring us, among other things, to ensure that:
•	Collateral Maintenance. Until December 31, 2010, the aggregate Fair Market Value of the collateral vessels shall be no less than 115% of the aggregate outstanding amount under the new revolving credit facility and 125% thereafter.

•	Minimum Liquidity. Minimum Liquidity (including available undrawn credit line) to be at all times equal to $550,000 per vessel such amount to increase to $741,000 per vessel through eight equal quarterly increases of $23,875 per vessel, beginning in March 31, 2009.

•	Interest Coverage. The ratio of EBITDA (calculated on a trailing twelve month basis) over the last twelve months to interest expense shall be no less than 2.00 to 1.00.

•	Leverage. Total Debt over Total Assets, adjusted for the Fair Market Value of the collateral vessels shall not exceed the level of 75%.

•	Solvency Test: Minimum Market Adjusted Net Worth shall be $200 million.
     Restrictive Covenants. We expect the proposed new revolving credit facility will also contain general covenants that will require us to maintain adequate insurance coverage and to maintain our properties, vessels and time charters. The proposed new revolving credit facility also will limit us and our subsidiaries from, among other things, incurring indebtedness, making capital expenditures or investments, payments, dividends, entering into mergers, acquisitions (other than vessel acquisitions) and divestitures or in engaging in transactions with affiliates.
     We expect that the proposed new revolving credit facility will prohibit us from paying dividends or distributions, if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends or distributions. A default in any of the financial covenants referred to above will be required to be cured before we will be allowed to pay any dividends.

     Events of Default. We expect the proposed new revolving credit facility will include customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, a material inaccuracy of representations and warranties, a material adverse change, a cross-default to other indebtedness and non-compliance with security documents, a bankruptcy and insolvency event or a change of control.
RISK FACTORS
     The following risks factors highlight certain risks relating to the Placement (as described in Item 3.02 above) and the Acquisition (as described in Item 8.01 above).
     In addition to the risk factors set forth below, you should consider carefully the risk factors described below and under the heading “Risk Factors” set forth in our Annual Report in Form 10-K for the year ended December 31, 2005.
Risks Related to the Acquisition
Our substantial debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.
     Following the completion of the acquisition of all 17 of our new vessels, we will have substantial indebtedness. We expect that upon the delivery of our contracted fleet of new vessels we will have approximately $735 million of indebtedness outstanding under our proposed new revolving credit facility. We expect that following the Acquisition, we will be a substantially more highly leveraged company than we have been historically. As of December 31, 2005, on an as adjusted basis after giving effect to the incurrence of indebtedness, issuance of units and the conversion of the Preferred Stock and exercise of the warrants relating to finance the Acquisition, we would have had $741.6 million of total debt and a ratio of total debt to total shareholders equity of 1.5 to 1, as compared to total debt of $216.6 million and a ratio of total debt to total shareholders equity of 0.9 to 1 as of such date on an historical basis. We also expect to incur more indebtedness in connection with future acquisitions. Our high level of debt could have important consequences to us, including the following:
•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.
     Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.
As we expand our business, we may need to improve our operating and financial systems and expand our commercial and technical management staff, and will need to recruit suitable employees and crew for our vessels.
     With the acquisition of the additional 17 drybulk vessels, we will more than double the size of our fleet. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional administrative and management personnel. We cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for dividends to our shareholders may be reduced.
Our acquisition of the new vessels is subject to a number of conditions, which may delay our receipt of revenues.
     We have entered into memoranda of agreement with affiliates of Metrobulk for the purchase of the 17 vessels in the Acquisition Fleet. We cannot guarantee whether or when all the conditions to the Acquisition will be satisfied or waived, permitting the Acquisition to be consummated when and as currently contemplated. The failure to consummate the Acquisition when and as currently contemplated would delay our receipt of revenues under the time charters for the new vessels, and therefore materially and adversely affect our results of operations and financial condition.
Delays in deliveries of newbuildings to be purchased in the Acquisition could materially and adversely harm our operating results.
     The nine newbuildings that we have agreed to purchase in the Acquisition are scheduled to be delivered at various times over approximately the next year. The delivery of these vessels could be delayed, which would delay our receipt of revenues under the time charters for these vessels, and thereby adversely affect our results of operations and financial condition.
     The delivery of the newbuildings could be delayed because of:
•	work stoppages or other labor disturbances or other event that disrupts the operations of the shipbuilder;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipbuilder;

•	hostilities, political or economic disturbances in the country where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals; or

•	a dispute with the shipbuilder.
     In addition, the shipbuilding contracts for the new vessels contains a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract. If delivery of a vessel is materially delayed or if a shipbuilding contract is terminated, it could adversely affect our results of operations and financial condition and our ability to pay dividends to our shareholders. See “The Acquisition—Terms of the Acquisition—Involvement in Construction” in Item 8.07 of this Form 8-K.
     In addition, while we will purchase the vessels from Metrobulk or its affiliates, Metrobulk is itself not in direct privity with the shipyard with respect to several of the newbuildings. Accordingly, neither the sellers nor we may be in a position to fully monitor the progress of the newbuildings or the compliance of the construction with expected specifications. See “The Acquisition—Terms of Acquisition—Involvement in Construction” in Item 8.07 of this Form 8-K.
Problems in deliveries of secondhand vessels to be purchased in the Acquisition could materially and adversely affect our operating results.
     With respect to the delivery of the secondhand vessels we have contracted to purchase in the Acquisition, certain events may arise which result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these secondhand vessels with substantial defects could have similar consequences. We intend to conduct only a limited inspection of these secondhand vessels. Any of these events could reduce our receipt of revenues under the time charters for these vessels, and thereby materially and adversely affect our results of operation and financial condition.
If we cannot complete the purchase of any of the vessels, we may use a portion of the proceeds of the private placement for corporate purposes with which you may not agree.
     If the seller of the vessels that we have agreed to purchase in the Acquisition fails to deliver the vessels to us as agreed, or if we cancel a purchase because a seller has not met its obligations, our management will have the discretion to apply the proceeds of the private placement that we would have used to purchase those vessels to acquire other vessels, including vessels that serve other shipping sectors and markets. In particular, certain events may arise that could result in our not taking delivery of a vessel, such as the failure of the seller to tender the vessel for delivery prior to a date established in the relevant memorandum of agreement, a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. We will not escrow the proceeds from the private placement and will not return the proceeds to you if we do not take delivery of one or more vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels, if at all. During this period, the portion of the proceeds of the private placement originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those that these vessels might have earned. Moreover, if we are able to purchase replacement vessels, such vessels may not generate as much cash flow as the applicable vessels in the Acquisition Fleet.
We cannot assure you that we will be able to enter into our proposed new revolving credit facility or borrow adequate amounts under our proposed revolving credit facility.
     We have received a commitment letter with respect to a new $735 million revolving credit facility, which is subject to the execution of definitive documentation to fund the acquisition of our new vessels and refinance the indebtedness under our existing revolving credit facility. If we do enter into definitive documentation relating to our proposed new revolving credit facility, our ability to borrow amounts under our credit facility will be subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. There will be restrictions on the amount that can be advanced to us under the proposed new revolving credit facility based on the market value of the vessel or vessels in respect of which the advance is being made and, in certain circumstances, based additionally on the capacity of the vessel, and the price at which we acquired the vessel and other factors. Prior to each drawdown, we will be required, among other things, to meet specified financial ratios and other requirements. To the extent that we are not able to satisfy these requirements, we may not be able to draw down the full amount under our proposed new revolving credit facility. We may be required to prepay amounts borrowed under our proposed new revolving credit facility if we experience a change of control.

If the holders of our Common Stock do not approve the conversion, the Warrants will not become exercisable and we will not receive the proceeds of the exercise to pay a portion of the purchase price of the Acquisition.
     We expect to fund a portion of purchase price of the Acquisition from the aggregate exercise price of the Warrants. If the holders of Common Stock do not approve the conversion, the Warrants will not become exercisable and we will be required to redeem the Warrants at a price of $0.50 per share. As a result, we will not receive the expected net proceeds of $65.46 million from the exercise but will instead be required to pay a redemption price of $4.1 million in respect of the Warrants. In such event, we would have a shortfall in our expected sources of funds and would be required to find additional financing to fund the shortfall. We cannot assure you that we could do so, or do so on favorable terms.
Even if the holders of our Common Stock approve the conversion, Warrant holders may not find it in their interest to exercise the Warrants and we may not receive the proceeds of the exercise to pay a portion of the purchase price of the Acquisition.
     We expect to fund a portion of purchase price of the Acquisition from the aggregate exercise price of the Warrants. If the holders of Common Stock approve the conversion, but the fair market value of our Common Stock is trading below the $8.00 exercise price of the Warrants, it is highly unlikely that the holders thereof will find it in their interest to exercise them at that time. In such event, we would have a shortfall in our expected sources of funds, and would be required to find additional financing to fund the shortfall. We cannot assure you that we could do so, or do so on favorable terms.
Restrictive covenants in our proposed new revolving credit facility will impose financial and other restrictions on us, including our ability to pay dividends.
     Our proposed new revolving credit facility will impose operating and financial restrictions on us and will require us to comply with certain financial covenants. These restrictions and covenants may limit our ability to, among other things:
•	pay dividends if an event of default has occurred and is continuing under our proposed new revolving credit facility or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	change our business.
     Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. If we do not comply with the restrictions and covenants in our proposed revolving credit facility, we will not be able to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.
The assumptions underlying certain prospective financial information following the Acquisition are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecast.
     The information set forth under Item 7.01 of this Form 8-K captioned “Certain Prospective Financial Information” includes certain prospective financial information for the periods indicated. This forward-looking information has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecast. If we do not achieve the forecast results, we may not be able to pay our expected regular dividends on the Common Stock or the Preferred Stock, in which event the market price of the Common Stock and the value of the Preferred Stock and Warrants may decline materially.
We will derive all of our revenues with respect to the Acquisition Fleet from one single charterer, and the loss of this charterer or any time charter or any vessel could result in a significant loss of revenues and cash flow.
     Bunge Limited, or Bunge, and its affiliates initially will be the only charterer of the acquired vessels. As a result, Bunge’s payments to us will be our sole source of operating cash flow from these vessels over the term of the governing master time charter expiring December 31, 2010. After we acquire the vessels, Bunge and its affiliates will account for a substantial majority of our revenues. Bunge therefore will have a substantial amount of leverage in any discussions or disputes it may have with us, which it may choose to exercise to our disadvantage. Because most of the time charters with Bunge provide for annual rate determinations within an agreed rate structure during certain periods, Bunge will have the opportunities to apply such leverage if they so choose to such rate determinations. In addition, at any given time in the future, if Bunge were to experience financial difficulties, we cannot assure you that Bunge will be able to make charter payments to us or make them at the levels provided for in our master time charter with Bunge. If Bunge is unable to make charter payments to us, or makes them at a significantly lower level than we expect, our results of operations and financial condition will be materially adversely affected.
     We could lose Bunge or another party as a charterer or the benefits of a time charter if:
•	the charterer fails to make charter payments to us;

•	the vessel is off-hire for more than 20 days in any year for reasons other than drydocking required to maintain a vessel’s status with its classification society; or

•	we are unable to reach an agreement in advance with Bunge on the level of charter hire to be paid to us within a specified daily hire rate range in any year.
     If we lose a time charter, we may be unable to re-deploy the related vessel on terms as favorable to us as in the original time charter. In the worst case, we may not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition.
     The loss of any of our charterers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.
We initially will depend on Bunge, which is an agribusiness company, for all of our revenues from the new vessels and therefore we are exposed to risks in the agribusiness market.
     Bunge and its affiliates initially will charter all of our new vessels. Accordingly, our business will be exposed to all the economic and other risks inherent in the agribusiness market. Changes in the economic, political, legal and other conditions in agribusiness could adversely affect our business and results of operations. Based on Bunge’s filings with the SEC, these risks include the following, among others:
•	The availability and demand for the agricultural commodities and agricultural commodity products that Bunge uses and sells in its business can be affected by weather, disease and other factors beyond its control.

•	Bunge is vulnerable to cyclicality in the oilseed processing industry.

•	Bunge is vulnerable to increases in raw material prices.

•	Bunge is subject to economic and political instability and other risks of doing business globally and in emerging markets.
     Deterioration in Bunge’s business as a result of these or other factors could have a material adverse impact on Bunge’s ability to make timely charter hire payments to us and to renew its time charters with us. This could have a material adverse impact on our financial condition and results of operations.
Most of the Bunge charters provide for daily hire rates beginning in 2007 that are to be negotiated within specified ranges, which may result in revenues for certain vessels below the levels we have forecast.
     The Bunge master charter agreement provides for daily hire rates beginning in 2007 that are to be negotiated within specified ranges. See “The Acquisition—Time Charters” in this Item 8.01 of this Form 8-K. The low ends of such ranges are below the daily hire rates assumed in the section captioned “Certain Prospective Financial Information.” If the actual daily hire rate for one or more vessels were below the assumed rate, our results of operations could be materially and adversely affected. The Bunge master charter agreement also provides that in the event that the parties are unable to reach agreement in respect of rates for the following year, the contract will be automatically terminated. If any such termination occurred, particularly during a depressed charter hire market, we may be unable to rehire the applicable vessels at favorable rates or at all, and our results of operations may be materially and adversely affected.
We may sell one or more of the 17 drybulk vessels that we have agreed to purchase in the Acquisition and forego any anticipated revenues and cash flows from operating any of the vessels we sell.
     While we intend to purchase all 17 drybulk vessels in the Acquisition, attractive opportunities may arise to sell one or more of these vessels while they are under construction or after they are delivered. We will review any such opportunity and may conclude that the sale of one or more vessels would be in our best interests. If we sell a vessel, we would forego any anticipated revenues and anticipated cash flows from operating the vessel over its useful life.
Risks Relating to the Preferred Stock and the Warrants
We cannot assure you that our board of directors will declare dividends on the Preferred Stock.
     The declaration and payment of dividends, if any, on our Preferred Stock will always be subject to the discretion of our board of directors, the requirements of Marshall Islands law and restrictive covenants under our proposed new revolving credit facility. The timing and amount of any dividends declared, if any, on our Preferred Stock will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, provisions of Marshall Islands law governing the payment of dividends and restrictive covenants in our existing and future debt instruments. The international drybulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. The dividends on the Preferred Stock are not cumulative.
     We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, if any, including as a result of the risks described in this Item 8.01 under the caption “Risk Factors” or in the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of our operating cash flow and debt and equity financing. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into new financing or other agreements that will restrict our ability to pay dividends.
     Under the terms of our proposed new revolving credit facility, we will not be permitted to pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. See “The Acquisition—Proposed New Revolving Credit Facility” in this Item 8.01.

     Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends, and our subsidiaries may not have sufficient funds or surplus to make distributions to us.
If the holders of our Common Stock do not approve the conversion of the Preferred Stock for shares of Common Stock, your shares of Preferred Stock will not convert into shares of Common Stock and your Warrants will not become exercisable to purchase shares of our Common Stock under any circumstances.
     The certificate of designations governing the Preferred Stock will provide that following a vote of the shareholders of our Common Stock approving the conversion of our Common Stock for Preferred Stock, all Preferred Stock will automatically convert into shares of our Common Stock at an conversion rate of 12.5 shares of Common Stock for each share of Preferred Stock, subject to adjustment, at any time.
     We have undertaken to prepare a proxy statement to solicit the approval of the holders of our Common Stock to this conversion at a special meeting to be called to consider this proposal. However, we cannot predict as of the date hereof when any such proxy statement will be available to be mailed or when any such special meeting will be called, and cannot assure you whether, or when, the holders of our Common Stock will approve the conversion. If the holders of our Common Stock do not approve this conversion, then your Preferred Stock will not convert into shares of our Common Stock and your Warrants will not become exercisable to purchase shares of our Common Stock under any circumstances. As a result, you may be relegated to being the holder of a security that does not have many of the benefits of our Common Stock, including full voting rights and quotation on the Nasdaq National Market. In addition, your investment in the Preferred Stock likely will diminish in value if the holders of our Common Stock do not approve this conversion. In such event, the continued existence of the Preferred Stock may cause the value of our Common Stock to diminish in value as well, which would adversely affect us and thereby may further cause the Preferred Stock to diminish in value.
The offering and sale of the units, the Preferred Stock and the Warrants is subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for such securities.
     The units, the Preferred Stock and the Warrants have not been registered under the Securities Act or any state or foreign securities laws. As a result, you may only sell or resell the units, Preferred Stock or Warrants pursuant to an effective registration statement under the Securities Act or applicable exemptions from the registration requirement of the Securities Act and any state or foreign laws that apply to the circumstances of the sale.
     Under the registration rights agreement we will enter into, we will be required to use commercially reasonable efforts within a specified period of time to register the securities offered herby and the resale of the Common Stock issuable upon conversion of the Preferred Stock and the exercise of the Warrants under the Securities Act. However, we cannot assure you that we will be successful in having any such registration statement declared effective.
Future sales of our Common Stock may result in a decrease in the market price of our Common Stock, even if our business is doing well.
     The market price of our Common Stock could decline due to the issuance and subsequent sales of a large number of shares of our Common Stock in the market after the Placement or the perception that such sales could occur following the conversion of the shares of Preferred Stock and the exercise of the Warrants. This could make it more difficult to raise funds through future offerings of Common Stock or securities convertible into Common Stock.
     On completion of the Placement, we had outstanding 23,846,742 shares of our Common Stock, based on the number of shares of Common Stock outstanding as of December 31, 2005. Upon conversion of the 2,045,542 shares of Preferred Stock we are selling in the Placement, assuming a conversion rate of 12.5 shares of Common Stock for each share of Preferred Stock, we would have an additional 25,569,275 shares of Common Stock outstanding, or a total of 49,416,017 shares of Common Stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. Assuming an exercise of the Warrants to purchase

Common Stock, we would have an additional 8,182,168 shares of Common Stock outstanding or a total of 57,598,185 shares of Common Stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. In addition, certain of these shares of Common Stock may be sold in the public markets at any time, subject to the volume and other limitations of Rule 144 under the Securities Act.
No public market exists for the units, the Preferred Stock or the Warrants.
     The units, the Preferred Stock and the Warrants are new issues of securities with no established trading market. We do not intend to list the units, the Preferred Stock or the Warrants for trading on any national securities conversion or arrange for any quotation system to quote prices for them. The placement agents have informed us that it intends to make a market in the Preferred Stock after the Placement is completed. However, the placement agents are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop for the Preferred Stock and the Warrants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:
/s/ Steve Putman

Steve Putman Vice President and General Counsel

Dated: May 12, 2006